UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2008 (April 9, 2008)

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SECURITY CAPITAL ASSURANCE LTD
(Exact name of registrant as specified in its charter)

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Bermuda	001-32950	Not applicable
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

A.S. Cooper Building, 26 Reid Street, 4th Floor, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279 7450

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

(d) On April 9, 2008, the Company appointed Fred Corrado and Paul E. Hellmers to its board of directors. These two directors were nominated to serve on the Company’s board by XL Capital Ltd (“XL Capital”), a 46% shareholder in the Company, pursuant to its rights under the transition agreement entered into between the two companies at the time of SCA’s initial public offering.

XL Capital has entered into agreements with Mssrs. Hellmers and Corrado pursuant to which XL Capital will indemnify Messrs. Hellmers and Corrado for any expenses or losses incurred by them in their capacity as members of the board. These agreements also provide that XL Capital will pay each of Mr. Hellmers and Mr. Corrado a cash payment of $50,000 upon their appointment to the board, and, at the beginning of each subsequent three month period, a cash payment in an amount to be determined by XL Capital based on the time spent on board matters, but in no event less than $35,000 or greater than $50,000 for each three month period. In addition, in the event XL Capital requests that Mr. Hellmers or Mr. Corrado resign as a member of the board prior to April 10, 2009 and such director resigns, XL Capital will make a cash payment to him equal to $155,000, reduced by any prior payments made by XL Capital pursuant to the agreement, provided the director attended all board and applicable committee meetings.

The Company expects that Mr. Corrado will be appointed to the Company’s Audit Committee and Finance and Risk Oversight Committee and that that Mr. Hellmer will be appointed to the Company’s Compensation Committee and Finance and Risk Oversight Committee.

A press release announcing these appointments is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Press Release, “Security Capital Assurance Ltd Announces the Appointment of Fred Corrado and Paul E. Hellmers to Its Board of Directors; Annual Shareholder Meeting To Be Held May 20, 2008,” dated April 10, 2008

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY CAPITAL ASSURANCE LTD
(Registrant)

Date: April 10, 2008	By: /s/ Tom Currie
Name: Tom Currie
Title: Senior Vice President